04.05.2026

Waiver and Consent Request Letter
("Letter")

To: UniCredit Bank GmbH as Agent under the European RCF (each as defined below)

Date: ________________

Waiver and consent requests relating to the European RCF (as defined below)

1.
Introduction

We refer to:

(a)
the revolving credit facility agreement dated 15 September 2022, as amended by an amendment and restatement agreement dated 22 March 2023 (the "European RCF") between, inter alios, Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Timber Products Stendal GmbH and Mercer Torgau GmbH & Co. KG as borrowers and Mercer Rosenthal GmbH, Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Europe GmbH, Mercer Stendal Logistik GmbH, Mercer Pulp Sales GmbH, Mercer Timber Products Stendal GmbH, Mercer Torgau GmbH & Co. KG, Mercer Torgau Holdings GmbH and Mercer Torgau Beteiligungs GmbH as guarantors, UniCredit Bank GmbH as agent (the "Agent") and others; and
(b)
the shareholders' undertaking agreement relating to the European RCF originally dated 19 August 2009 (as amended from time to time) between Mercer International Inc. as Ultimate Parent (the "Ultimate Parent"), Mercer Timber Products GmbH, Mercer Stendal GmbH, Mercer Holz GmbH, Mercer Pulp Sales GmbH, Mercer Timber Products Stendal GmbH and others as Debtors, UniCredit Bank GmbH as Agent and others (the "Shareholders' Undertaking Agreement").
2.
Interpretation

Unless defined in this Letter or the context otherwise requires, a term defined in the European RCF or the Shareholders' Undertaking Agreement (as the case may be) has the same meaning in this Letter. References to a Clause is to a clause in the European RCF unless stated otherwise. Clauses 1.2 (Construction) and 1.3 (Currency symbols and definitions) of the European RCF will apply as if incorporated in this Letter or as if all references in such clauses to the European RCF were a reference to this Letter.

3.
REQUEST
(a)
The Obligors' Agent hereby requests the waivers set out in paragraph 3(b) against the background of the following:

(i)
Pursuant to Clause 22.2(i) (Financial condition), the Obligors are required to ensure that for the period from the date of the European RCF to the Termination Date, the Leverage Ratio in respect of any twelve months period on any Calculation Date shall not exceed 3.5:1.
(ii)
Pursuant to Clause 22.3 (Financial testing), the financial covenants set out in Clause 22.2 (Financial condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) based on combined financial statements applying GAAP, as of the date of the European RCF.
(iii)
Pursuant to Clause 21.2 (Compliance Certificate), the Obligors’ Agent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a)(iv) and (b) of Clause 21.1 (Financial statements) a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up.
(b)
In accordance with Clause 37.1 (Required consents), this Letter is a formal request that the Majority Lenders:
(i)
consent to waive the application of Clause 22.2(i) (Financial condition) for the periods ending on 31 March 2026 (Quarter 1); 30 June 2026 (Quarter 2) and 30 September 2026 (Quarter 3) (the “Waiver Term”);
(ii)
agree that failure to comply with Clause 22.2(i) (Financial condition) for the periods ending on 31 March 2026 (Quarter 1); 30 June 2026 (Quarter 2) and 30 September 2026 (Quarter 3) shall not be or constitute an Event of Default;
(iii)
agree that the form of Compliance Certificate to be delivered for the periods ending on 31 March 2026 (Quarter 1); 30 June 2026 (Quarter 2) and 30 September 2026 (Quarter 3) pursuant to Clause 21.2 (Compliance Certificate), be amended to reflect the consents and agreements set forth in this paragraph (b); and
(iv)
agree that the deadline for delivery of the audited financial statements for the fiscal year ended 31 December 2025 pursuant to paragraphs (ii), (iii) and (iv) of Clause 21.1 (Financial statements) shall be 29 April 2026,

(the "Waiver Request").

4.
Waiver
(a)
Subject to paragraph (b), the Agent (acting on the instructions of the Majority Lenders) for the other Finance Parties hereby agrees to the Waiver Request (the "Waiver"). The continuity of the Waiver is subject to paragraph (d) below.
(b)
The effectiveness of the Waiver is conditional upon satisfaction of the conditions precedent set out in this paragraph (b):

Information Undertakings (Group)

(i)
The Borrowers (or any of them) shall supply to the Agent promptly as the same becomes available, but in any event within three (3) Business Days after the date of this Letter:
(A)
a consolidated forecast of the Group for the calendar year 2026; and
(B)
a 12-month liquidity forecast for the Group, broken down by operating entities which confirms that all relevant Group companies (provided that with respect to the Mercer Torgau Companies, the same may be presented on a consolidated basis with the Group) have sufficient liquidity (including an adequate buffer) to meet their relevant ongoing and expected payment obligations during that period; and
(C)
agreement of a scope satisfactory to the Agent and the Majority Lenders (each acting reasonably and in good faith) for the Going Concern Confirmation pursuant to paragraph 4(c)(ii)(B).

Information Undertakings (Mercer Group)

(ii)
The Borrowers (or any of them) shall supply to the Agent promptly as the same becomes available, but in any event within three (3) Business Days after the date of this Letter, a consolidated forecast of the Mercer Group for the calendar year 2026 which confirms that, on a consolidated basis, all companies forming part of the Mercer Group have sufficient liquidity to meet their relevant ongoing and expected payment obligations for the remainder of the calendar year 2026.

(c)
The Borrowers covenant and undertake as follows:

Information Undertakings (Group)

(i)
The Borrowers (or any of them) shall supply to the Agent promptly as the same becomes available, but in any event no later than the 20th day of each Month (commencing with May 2026) (with the right of the Agent (acting on instructions of the Majority Lenders)) each acting reasonably, to request further information about the business affairs and financial information of the Group:
(A)
a management report per operating entity in the Group, in form and substance customarily prepared by the Borrowers (including, but not limited to, updates on wood prices (pulp logs, saw logs, chips), pulp price (Europe, China), lumber and pallet price development and forecasting (US, Europe)),
(B)
computations (shadow covenant calculations) of the financial covenants pursuant to Clause 22.2 (Financial condition) based on information available at that time,
(C)
an up-to-date status report on the Mercer Torgau Companies restructuring process,
(D)
a 13-week liquidity forecast for the Group (prepared by the Group itself), broken down by operating entities which confirms that), on a consolidated basis, the relevant Group companies have sufficient liquidity to meet their relevant ongoing and expected payment obligations during that period, which explains with reasonable detail changes to the relevant 13-week liquidity forecast for the Group previously delivered in satisfaction of the obligation under this paragraph 4(c)(i)(D).
(ii)
By no later than,
(A)
22 May 2026, a 13-week liquidity forecast for the Group (for the 13-week period ahead of the date of such liquidity forecast) to be prepared by Alvarez & Marsal (or a similarly reputable advisor acceptable to the Agent, acting reasonably) (which may be part of the liquidity forecast prepared by Alvarez & Marsal for the Mercer Group set forth in paragraph 4(c)(v)(D)); and
(B)
19 June 2026, a going concern confirmation (within the scope set forth in Section 4(b)(i)(C)) of the Group

(Durchfinanzierungsbestätigung) to the satisfaction of the Agent and the Majority Lenders (each acting reasonably and in good faith) (the "Going Concern Confirmation") for the period from the date thereof up to and including the next twelve (12) months thereafter, provided by an independent and recognised external expert, unless such going concern confirmation of the Group (Durchfinanzierungsbestätigung) is already part of the liquidity forecast for the Group to be prepared by Alvarez & Marsal to be delivered pursuant to paragraph 4(c)(ii)(A) (in which case no such separate Going Concern Confirmation is required).
(iii)
The Borrowers (or any of them) shall inform the Agent of the intention to terminate (kündigen) any managing director (Geschäftsführer) of any Obligor and provide reasoning of the intention for such termination.

Information Undertakings (Mercer Group)

(iv)
The Borrowers (or any of them) shall supply to the Agent promptly as the same becomes available, but in any event by no later than 30 May 2026, a consolidated forecast (broken down by operating entities) of the Mercer Group for the calendar years 2026, 2027 and 2028.
(v)
The Borrowers (or any of them) shall supply to the Agent as soon as the same becomes available, but in any event no later than the 20th day (other than in respect of (D), which shall only be delivered as indicated below) of each Month (commencing with May 2026),
(A)
up-to-date status reports prepared by Houlihan Lokey (or another independent and recognised external advisor) on
(1)
the refinancing of the level of the Ultimate Parent (Mercer Group) and
(2)
any stakeholder-led restructuring process and efforts (including, without limitation, timetable and milestones); and
(B)
a general up-to-date status report overview prepared by the Borrowers on the restructuring process for Mercer Peace River;
(C)
a report of the aggregate bank account balances and aggregate amount of undrawn commitments under committed credit facilities for the Mercer Group, in each case, as of the last day of the most-recently ended Month, including in the report to be delivered in

October 2026 (which shall, without detriment to the obligation to provide such report, be for informational purposes only), a consolidated forecast, including all relevant ongoing and expected payment obligations of the Mercer Group for the twelve month period following the date of the report to be delivered in October 2026 (in substantially the same format as the forecast delivered pursuant to paragraph 4(b)(ii)); and
(D)
as soon as this becomes available, a 13-week liquidity forecast for the Mercer Group to be prepared by Alvarez & Marsal (or a similarly reputable advisor acceptable to the Agent, acting reasonably).

IDWS6 Restructuring Opinion (Group)

(vi)
The Agent (acting on instructions of the Majority Lenders), each acting reasonably, has the right to demand, at any time an appropriate restructuring opinion (in accordance with the standard IDW S6 and the principles developed by the German Federal Court of Justice (Bundesgerichtshof) for restructuring opinions (Sanierungsgutachten)) (the "IDWS6 Restructuring Opinion") for the Group to be commissioned by the Obligors at their own cost and to be provided from an independent and recognised external expert satisfactory to the Agent (acting on instructions of the Majority Lenders, each acting reasonably).

For the avoidance of doubt the Agent (acting on instructions of the Majority Lenders), each acting reasonably, has the right to request:

(A)
Corporate Planning (including integrated corporate planning consisting of P&L, balance sheet, and cash flow planning; presentation of the underlying planning assumptions; opportunities and risks of the planning, including scenario analysis; derivation/plausibility check of liquidity and needs-based financing requirements, etc.);
(B)
an Operational Analysis (including organizational structure, management structure, operational frameworks, identification of operational measures, etc.); and
(C)
derivation of at least one downside scenario case to stress-test the base case assumptions and assess the robustness of the anticipated funding position.

Other Undertakings and Amendments

In addition, the following additional terms shall apply:

(vii)
The European RCF utilisation is limited to EUR 300,000,000 as long as the Leverage Ratio in respect of any twelve month period on any Calculation Date exceeds 2:1.

Until the initial 13 week liquidity forecast to be provided for the Group pursuant to paragraph 4(c)(i)(D) has been provided in satisfactory form to the Agent, new drawdown requests are to be limited to EUR 20 million. Thereafter, drawdowns shall only be made in accordance with liquidity requirements set out in the 13 week liquidity forecast provided by the Group pursuant to paragraph 4(c)(i)(D), whereby the Group has the right to provide updated 13 week liquidity forecasts in order to justify any increases of drawdowns over and beyond amounts forecasted in any previous 13 week liquidity forecast.

(viii)
Mercer Torgau GmbH & Co. KG, Mercer Torgau Holdings GmbH and Mercer Torgau Beteiligungs GmbH (together referred to as the "Mercer Torgau Companies") shall not make any Utilisation Request under the Facility until notified otherwise by the Agent (acting reasonably).
(ix)
Each Utilisation Request shall be limited to amounts required for the ordinary course of business and working capital requirements and no Utilisation Request shall result in a situation where cash standing to the credit of the bank accounts of the Borrower would as a result have a positive balance (other than temporarily for no longer than 3 Business Days for the processing of payments that are made in the ordinary course of business) exceeding EUR 20 million after a Loan has been advanced by the Lenders in response to a Utilisation Request and the Agent (acting on instructions of the Majority Lenders (each acting reasonably)) has the right to request further evidence of the respective capital needs prior to accepting a Utilisation Request.
(x)
Notwithstanding anything to the contrary in the European RCF or the Shareholders' Undertaking Agreement, other than as contemplated herein, no Obligor shall until the expiry of the Waiver Term make any Distribution to the Ultimate Parent without prior written consent of the Agent (acting on instructions of the Majority Lenders), including but not limited to, any Distribution arising from a Shareholder Distribution Account nor any Permitted Payments according to the Shareholders' Undertaking Agreement (notwithstanding Clause 1.5 (Shareholder Distribution

Accounts)), Clause 23.3 (Compliance with Shareholders' Undertaking Agreement) and clause 2.4 (Permitted Payments) of the Shareholders' Undertaking Agreement).
(xi)
Notwithstanding anything to the contrary in the European RCF or the Shareholders' Undertaking Agreement, the Obligors (collectively or individually) shall not make any capital expenditure exceeding EUR 60,000,000 (in aggregate during the calendar year of 2026) without the prior written consent of the Agent (acting on instructions of the Majority Lenders).
(xii)
Notwithstanding Clause 23.12 (Disposals), no Obligor shall enter into a single transaction or a series of transactions (whether related or not) to sell, lease, transfer or otherwise dispose of any asset, including any material investment (Beteiligungen) or divisions (Betriebsteile) without the prior written consent of the Agent (acting on instructions of the Majority Lenders), unless made in the ordinary course of business of the disposing entity.
(xiii)
Notwithstanding Clause 23.11 (Negative Pledge), no Obligor shall create or permit to subsist any Security over all or any of its assets or create any restriction or prohibition on encumbrances over all or any of its assets, without the prior written consent of the Agent (acting on instructions of the Majority Lenders), unless (i) such liens exist as at the date hereof in accordance with the terms of the European RCF, arise by operation of law or in the ordinary course of trading (including pursuant to equipment leases and capital leases (or similar)) or (ii) such Security on the assets is subject to a retention of title arising by operation of any retention of title agreement entered into in the ordinary course of trading.
(xiv)
Other than in connection with the repayment of the Lenders under the European RCF and without prejudice to all corresponding limitations in the European RCF, no Obligor may consummate any Liability Management Transaction pursuant to which it creates or permits any Security over all or any of its assets or creates any restriction or prohibition or encumbrance over all or any of its assets without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders), each acting reasonably and in good faith (which, for the avoidance of doubt, also prohibits any hive-down or other transfer of assets other than as expressly permitted pursuant to the European RCF).

For the purposes of this paragraph (xiv): "Liability Management Transaction" means, in respect of the European RCF and any Financial Indebtedness referred to in paragraph 4(d)(iii) below:

(A)
any refinancing, retirement, exchange, extension, amendment, repurchase, replacement, or defeasance of any such existing Financial Indebtedness of any company in the Mercer Group with any other Financial Indebtedness, equity, or quasi equity (or the proceeds of any other Financial Indebtedness, equity or quasi equity), and
(B)
any such transaction or series of related transactions involving any conveyance, sale, lease or other disposition or transfer of assets of the Group or any joint venture involving the Group.
(xv)
The Borrowers (other than the Mercer Torgau Companies) shall at their own cost provide security by close of business on 23 June 2026 with an aggregate realisable value of at least 110% of the utilised amount under the European RCF which security shall, if the European RCF is increased or decreased (as applicable), be increased or, upon request of the Borrowers, be decreased (as applicable) from time to time, to match at least 110% of the relevant utilised amount under the European RCF.

Initially, the following security shall be provided on customary terms (and subject to customary exceptions):

(A)
Security over all trade receivables held by the Borrowers (other than the Mercer Torgau Companies);
(B)
security over all finished goods (verarbeitete Güter) inventory (Umlaufvermögen) at the relevant sites of the Borrowers (other than the Mercer Torgau Companies);
(C)
pledges over bank accounts held by the substantive operating entities of the Group (other than the Mercer Torgau Companies);
(D)
share pledges over the shares in Mercer Stendal GmbH; and
(E)
pledges over all intra-group loans owing within the Group (other than in relation to the Mercer Torgau Companies),

with a priority security enforcement purpose/ranking of all non-accessory security rights over all accessory security rights.

(xvi)
The Borrowers (or any of them) shall within 12 weeks of the date of this Letter establish a Luxembourg holding company to hold the Group ("LuxCo 1"), which in turn is held by another Luxembourg holding company ("LuxCo 2"), whereby LuxCo 2 pledges all its shares in LuxCo 1 for the benefit of the Lenders (the "Lux HoldCo Pledge"), provided that:
(A)
the Borrowers shall not be required to provide the Lux Holdco Pledge if it results in significant adverse consequences to the Mercer Group exceeding a five (5) million tax disadvantage (as reasonably demonstrated either by a qualified tax advisor or a corresponding tax notice) within the time period until September 2027 or if the Lux Holdco Pledge, despite the Borrower’s reasonable commercial best efforts, fails to receive any regulatory approval or meet any regulatory requirement, and
(B)
notwithstanding anything else contained herein, the Borrowers may elect an alternate jurisdiction to Luxembourg if it believes such jurisdiction is more advantageous to the Mercer Group and the Agent (acting upon the instructions of the Majority Lenders), each acting reasonably and in good faith, agrees that such alternate jurisdiction provides the Lenders with substantially similar protections as Luxembourg with respect to the Lux HoldCo Pledge described in paragraph 4(c)(xvi).
(xvii)
The Borrowers (or any of them) shall inform the Agent of any corporate action, legal proceeding or other similar procedure or step is taken by any Obligor to initiate a North American Bankruptcy Proceeding (as defined below in paragraph 4(e)).
(xviii)
The Borrowers shall ensure that the Average Liquidity of the Mercer Group no later than the 20th day of each Month (commencing with May 2026) (the "Liquidity Test Date") is USD 30 Million.

For the purposes of this paragraph 4(c)(xviii):

"Average Liquidity" means, as of any Liquidity Test Date, the average aggregate Liquidity of the Mercer Group, for the Business Days in the Average Liquidity Period, measured as of the close of business of each such Business Day, applicable to such Average Liquidity Period.

"Average Liquidity Period" means, with respect to any Liquidity Test Date, the period between the relevant Liquidity Test Date and the day that falls

13 weeks prior to the relevant Liquidity Test Date on which such calculation is made.

"Liquidity" means, at any time, the aggregate amount of (i) cash and cash equivalents (including on deposit) held by the relevant entity, and (ii) available but undrawn amounts under any committed credit facilities, which are available for draw under such facility.

(d)
Any of the following shall result in the occurrence of an immediate Event of Default, which shall not be capable of remedy, except where expressly indicated otherwise:
(i)
any failure to comply with the requirements set out in paragraph 4(c) above, and the same is not cured within three (3) Business Days;
(ii)
the termination of any managing director (Geschäftsführer) of any Obligor without prior written notice to the Agent (other than a termination for cause for which no such prior notice to the Agent was practicable in the circumstances, but for which written notice is provided to the Agent promptly following such termination); and
(iii)
any event of default which is not cured, remedied or waived within the relevant applicable time-periods provided for in the HY Bonds, the ABL and other Credit Facility (as such term is defined in any of the HY Bonds) occurs under either of:
(A)
(x) the Ultimate Parent’s 12.875% senior notes due 2028 and (y) the Ultimate Parent’s 5.125% senior notes due 2029 (the "HY Bonds");
(B)
the Revolving Credit Facility Agreement dated 21 January 2022 among Mercer Peace River Pulp Ltd., Mercer Celgar Limited Partnership, Mercer Forestry Services Ltd., Mercer Celgar Pulp Ltd., Mercer Celgar Holdings LLC, Royal Bank of Canada, Wells Fargo Capital Finance Corporation wCanada and Canadian Imperial Bank of Commerce (the "ABL"); or
(C)
any other Credit Facility (as per the definition of "Credit Facilities" in the indenture of any of the HY Bonds) exceeding an amount of EUR 25,000,000 (euro twenty-five million).

Notwithstanding and subject to paragraph 8(b), the occurrence of any other Event of Default under the European RCF shall equally result in the immediate termination of the agreement to the Waiver Request.

(e)
An immediate Event of Default shall occur if (x) any Obligor takes any corporate action or legal proceeding or institutes or consents to the institution of any bankruptcy proceeding in (i) the United States of America (including, but not limited to, any proceedings in relation to Chapter 11 under the United States Bankruptcy Code) or (ii) Canada (including, but not limited to, any proceedings under the Companies’ Creditors Arrangement Act) (each, a “North American Bankruptcy Proceeding”), or (y) any North American Bankruptcy Proceeding is instituted against any Obligor without the consent of such Obligor and continues undismissed or unstayed for 60 days.
(f)
Each Guarantor hereby confirms that all guarantees in the European RCF also apply to the European RCF to the extent amended by this Letter.
(g)
The Agent (acting on the instructions of the Majority Lenders) will reasonably consider permitting payments of EUR 15 million in total by way of intercompany loans from the Group to LuxCo 1 and further on-lent to LuxCo 2, whereafter it can be paid by way of intercompany loan or otherwise to another member of the Mercer Group (so long as the resulting inter-company receivable held by the Group is pledged for the benefit of the European RCF) or as otherwise agreed by the Agent (acting on the instructions of the Majority Lenders), subject to the delivery of the following:
(i)
evidence of the establishment of the Lux HoldCo Pledge and the security contemplated in paragraph 4(c)(xv) (it being understood that, if the establishment of the Lux HoldCo Pledge is not to be implemented in reliance on paragraph 4(c)(xvi)(A) without a viable alternative being provided as described in paragraph 4(c)(xvi)(B), then this condition to the payments of up to EUR 15 million is not satisfied); and
(ii)
compliance with all of the following obligations in paragraph 4(c):
(A)
delivery of

(x) the Going Concern Confirmation (Durchfinanzierungsbestätigung) pursuant to 4(c)(ii)(B) and

(y) the 13-week liquidity forecast pursuant to 4(c)(ii)(A)

each to the satisfaction of the Agent and the Majority Lenders (each acting reasonably and in good faith); and

(B)
all information to be provided pursuant to paragraphs 4(c)(i), 4(c)(iv) and 4(c)(v) up to the time the payment is to be made; and

(iii)
confirmation that no Event of Default under any Finance Document has occurred and is continuing at the time of the request or is reasonably foreseeable to occur at the time of the requested payment(s).
5.
Reservation of rights
(a)
The Agent and each Finance Party reserves any right, remedy or discretion it may have now or subsequently in connection with or arising from the matters referred to in paragraph 4 at any time under or in connection with the Finance Documents including, but not limited to, the rights referred to in Clause 25.18 (Acceleration) (in each case acting reasonably taking into consideration the interests of the Group).
(b)
The Waiver shall only apply to the matters specifically referred to in this Letter and is given in reliance upon the information supplied to us by the Obligors being true, complete and accurate in all material respects. It shall be without prejudice to any rights which any of the Finance Parties may have in relation to any other circumstance or matter other than as specifically referred to in relation to any such information not being true, complete and accurate in all material respects, which rights shall remain in full force and effect.
(c)
Except for the Waiver specifically provided for in this Letter, nothing in this Letter shall affect the rights of any Finance Party in respect of the occurrence of any other event or circumstance, whether now subsisting or occurring in the future, which is or may constitute a Default or an Event of Default and which has not been remedied or waived or which arises on or after the date of this Letter.
(d)
Nothing contained in this Letter nor any failure to exercise, or any delay in exercising, on the part of the Agent or any Finance Party, any right or remedy under the European RCF, the Shareholders' Undertaking Agreement or any other Finance Document or applicable law, shall operate as a waiver of or prejudice, diminish or otherwise adversely affect, any present or future rights, remedies or discretions of the Finance Parties under the Finance Documents, or any of their rights, remedies and discretions generally, which remain and shall continue in full force and effect.
6.
Further Rights
(a)
The Agent (acting on instructions of the Majority Lenders (each acting reasonably, and taking into account any advisors already appointed)) has the right to mandate (i) a legal advisor and/or (ii) one independent and recognised external restructuring advisor at any time at the cost of the Obligors.
(b)
The Margin under the European RCF shall be increased in accordance with the following grid depending on the relevant Leverage Ratio:

Leverage Ratio	Margin
Leverage Ratio ≥ 3.5x	425 bps
Leverage Ratio ≥ 2.5x	325 bps
Leverage Ratio ≥ 1.5x	275 bps
Leverage Ratio < 1.5x	250 bps
(c)
The Utilisation Fee under the European RCF shall be increased in accordance with the following grid depending on the relevant level of utilisation:

Utilisation Fee	Basis Points
Above 66,6%	20 bps
Above 33,3%	10 bps
Below 33,3%	-
7.
Payments, Costs and Expenses

The Obligors' Agent shall, within ten Business Days of the date of this Letter, pay to each Lender consenting (through the Agent and regardless of whether consent is required to achieve the required majority) by the end of 5 May 2026 Central European Summer Time a waiver payment equal to 50 bps (flat) on such consenting Lender's Commitments (calculated as of the maximum amount to be drawn pursuant to paragraph 4(c)(vii)) as at the date of this Agreement as consideration for the Lenders' time and effort in assessing and negotiating this Letter, as well as for the costs and expenses (including, but not limited to, legal fees) incurred by any Finance Party in connection with the preservation of any rights under this Letter and such waiver payment shall be paid in full and without any set-off, counterclaim, deductions or withholding of any kind.

8.
Miscellaneous
(a)
This Letter is a Finance Document.
(b)
The provisions of the Finance Documents shall, except to the extent varied by this Letter, continue in full force and effect. The limitation of the right to utilise the European RCF pursuant to paragraph 4(c)(vii) as well as the limitations contained in paragraph 4(c)(viii) shall continue in case of a termination of this Letter.

(c)
Please acknowledge the provisions of this letter by countersigning a copy of this Letter and returning it to us.
(d)
This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.
(e)
This Letter and any non-contractual obligations arising out of or in connection with it are governed by German law. Exclusive forum shall be with the courts of Munich, Germany.

For and on behalf of each Obligor

MERCER ROSENTHAL GMBH

/s/ "Christian Sörgel"
_____________________________________ _____________________________________
Name: Dr. Christian Sörgel Name:
Title: Geschäftsführer Title:

MERCER TIMBER PRODUCTS GMBH

/s/ "Torsten Kroeger"
_____________________________________ _____________________________________
Name: Torsten Kroeger Name:
Title: Geschäftsführer Title:

MERCER STENDAL GMBH

/s/ "A. Listemann"
_____________________________________ _____________________________________
Name: A. Listemann Name:
Title: Geschäftsführer Title:

MERCER HOLZ GMBH

/s/ "Martin Stoehr"
_____________________________________ _____________________________________
Name: Martin Stoehr Name:
Title: Geschäftsführer Title:

MERCER EUROPE GMBH

/s/ "Richard Short" /s/ "A. Listemann"
_____________________________________ _____________________________________
Name: Richard Short Name: A. Listemann
Title: CFO and Secretary Title: Geschäftsführer

MERCER STENDAL LOGISTIK GMBH

/s/ "A. Listemann"
_____________________________________ _____________________________________
Name: A. Listemann Name:
Title: Geschäftsführer Title:

MERCER TIMBER PRODUCTS STENDAL GMBH

/s/ "Carsten Merforth"
_____________________________________ _____________________________________
Name: Dr. Carsten Merforth Name:
Title: GF Title:

MERCER TORGAU GMBH & CO. KG

/s/ "Carsten Merforth" /s/ "Wolfgang Beck"
_____________________________________ _____________________________________
Name: Dr. Carsten Merforth Name: Wolfgang Beck
Title: GF Title: Wolfgang Beck Geschäftsführer

MERCER PULP SALES GMBH

/s/ "Uwe Bentlage" /s/ "Nils Hegerding"
_____________________________________ _____________________________________
Name: Uwe Bentlage Name: Nils Hegerding
Title: Managing Director/Geschäftsführer Title: Managing Director

MERCER TORGAU HOLDING GMBH

/s/ "Wolfgang Beck" /s/ "Carsten Merforth"
_____________________________________ _____________________________________
Name: Wolfgang Beck Name: Dr. Carsten Merforth
Title: Wolfgang Beck Geschäftsführer Title: GF

MERCER TORGAU BETEILIGUNGS GMBH

/s/ "Carsten Merforth"
_____________________________________ _____________________________________
Name: Dr. Carsten Merforth Name:
Title: GF Title:

For and on behalf of the Majority Lenders

THE AGENT

UniCredit Bank GmbH

/s/ "Alexander Birkel" /s/ "Brigitte Reichert"
_____________________________________ _____________________________________
Name: Alexander Birkel Name: Brigitte Reichert
Title: Director Title: Director